Exhibit 10.43
“Confidential Treatment Requested. Confidential portions of this document have been redacted and filed separately with the Commission.”
QUOTA PURCHASE AGREEMENT
This Quota Purchase Agreement (“Agreement”) dated as of July 22, 2009, by and among:
On the one side,
(I) MOBITEC EMPREENDIMENTOS E PARTICIPAÇÕES LTDA., a limited liability company duly incorporated and organized under the laws of the Federative Republic of Brazil, with registered office in the city of São Paulo, State of São Paulo, at Rua Fernando de Albuquerque, no. 31, Conjunto 71, Consolação, Zip Code 01309-030, duly enrolled in the Federal Taxpayer’s Registry (CNPJ) under no. “Confidential material redacted and filed separately with the Commission”, with its corporate acts duly filed in the Board of Trade of the State of Rio Grande do Sul under NIRE 35.223.354.545, in this act duly represented by its administrator, Mr. Marcelo Duarte, Brazilian citizen, single, entrepreneur, bearer of the Identity Card RG no. “Confidential material redacted and filed separately with the Commission” and enrolled in the Individual Taxpayers’ Register (CPF) under no. “Confidential material redacted and filed separately with the Commission”, resident and domiciled in the City and State of São Paulo, with offices at Rua Fernando de Albuquerque, no. 31 – Conj. 71 – Consolação, Zip Code 01309-030, in the city of Sao Paulo, State of Sao Paulo, hereinafter referred to as “Purchaser”; and
And, on the other side,
(II) ROBERTO JUVENTINO DEMORE, Brazilian citizen, married, entrepreneur, resident and domiciled in the City of Caxias do Sul, State of Rio Grande do Sul, at Rua Antonio Prado, 10, apt. 701, Bairro Exposição, bearer of the Identity Card RG no “Confidential material redacted and filed separately with the Commission” and enrolled in the Individual Taxpayers’ Register (CPF) under no. “Confidential material redacted and filed separately with the Commission”, hereinafter referred to as “Roberto”; and
(III) LORENA GIUSTI DEMORE, Brazilian citizen, married, entrepreneur, resident and domiciled in the City of Caxias do Sul, State of Rio Grande do Sul, at Rua Antonio Prado, 10, apt. 701, Bairro Exposição, bearer of the Identity Card RG no.

“Confidential material redacted and filed separately with the Commission” and enrolled in the Individual Taxpayers’ Register (CPF) under no. “Confidential material redacted and filed separately with the Commission”, hereinafter referred to as “Lorena”, and together with Roberto, referred to as the “Sellers”;
As intervening party and guarantor of the obligations of the Sellers,
(IV) JADI ITINERÁRIOS ELETRÔNICOS LTDA., a limited liability company duly incorporated and organized under the laws of the Federative Republic of Brazil, with registered office in the city of Caxias do Sul, State of Rio Grande do Sul, at Rua João da Costa, nº. 570, Bairro São Caetano, CEP 95080-140, duly enrolled in the Federal Taxpayer’s Registry (CNPJ) under no. “Confidential material redacted and filed separately with the Commission”, herein represented by its quotaholders and officers, Messrs. Roberto Juventino Demore and Lorena Giusti Demore, above qualified, hereinafter referred to as “JADI”;
And, as intervening parties,
(V) MOBITEC AB (publ), a company duly incorporated and organized under the laws of Sweden, with registered office at Ölltorp Industrial Area, PO Box 97, SE-524 21, Herrljunga, enrolled in the Federal Taxpayer’s Registry (CNPJ) under no. “Confidential material redacted and filed separately with the Commission”, herein represented by its Managing Director, Mr. Oliver Andreas Wels, German, business administrator, bearer of the German passport no. “Confidential material redacted and filed separately with the Commission”, resident and domiciled at Reute 18, D-72631 Aichtal (Germany), hereinafter referred to as “Mobitec AB”; and
(VI) MOBITEC BRASIL LTDA., a limited liability company, incorporated under the laws of the Federative Republic of Brazil, with registered office at the city of Caxias do Sul, State of Rio Grande do Sul, at Rua João da Costa, nº. 570, Bairro São Caetano, CEP 95095-270, duly enrolled in the Federal Taxpayer’s Registry (CNPJ) under no. “Confidential material redacted and filed separately with the Commission”, herein represented by its officer, Mr. Roberto Juventino Demore, above qualified, hereinafter referred to as “Mobitec Brazil” or the

“Company”.
Purchaser, Sellers, JADI, Mobitec AB and the Company hereinafter also referred individually as “Party” and collectively as “Parties”.
WHEREAS:
(i) On the date hereof and according to the JADI Reorganization, Roberto and Lorena are the lawful and sole owners of 1,555,860 and 388,965 quotas, respectively, collectively representing 50% (fifty per cent) of the Company’s corporate capital, with an individual par value of R$1.00 (one real), duly subscribed and paid-up and free and clear of any and all Encumbrances (as defined below) (“Quotas”);
(ii) The Purchaser is the lawful and sole owner of 1,944,825 quotas, representing the remaining 50% (fifty per cent) of the Company’s corporate capital, with an individual par value of R$1.00 (one real), duly subscribed and paid-up;
(iii) Sellers desire to irrevocably and definitely sell, assign, transfer and convey the totality of their Quotas in the Company to the Purchaser and the Purchaser agrees to irrevocably and definitely purchase and acquire such Quotas from Sellers, according to the terms and conditions contained herein;
(iv) Immediately after the consummation of the assignment and transfer of the Quotas, the Purchaser will hold one hundred per cent (100%) of the Company’s corporate capital, hereby undertaking to restitute the plurality of the quotaholders within the period of 180 (one hundred and eighty) days, counted as of the date of the amendment to the articles of association which contemplates the transfer of the Quotas, in accordance to the provisions of the Brazilian Civil Code.
(v) Board of Directors of Mobitec AB,

controlling partner of the Purchaser, has approved all the transactions contemplated in this Agreement, including the purchase of the Quotas from the Sellers; and
(vi) Mobitec AB has obtained a written authorization from BHC Interim Funding III, L.P., with regard to the transactions contemplated in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions of the Parties hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree to enter into this Quota Purchase Agreement (the “Agreement”), which shall be governed by the following terms and conditions:
1 DEFINITIONS; CONSTRUCTION PRINCIPLES
1.1 For purposes of this Agreement, the following capitalized terms will have the meanings specified below (all terms used in this Agreement or in its Schedules which are not defined in this Section but defined elsewhere in this Agreement or in its Schedules, will have for purposes of this Agreement and its Schedules the meanings set forth elsewhere in this Agreement or in its Schedules):
“Affiliate” when used in reference to a specified Party, any other person that directly or indirectly Controls, is Controlled by or is under common Control or shared Control with the specified Party. As used in this definition, “Control” (including, with its related meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to administer or to instruct management’s administration of policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For purposes of this Agreement any person owning fifty per cent (50%) or more of the voting securities of another person shall be deemed to control that person.
“Assets” has the meaning set forth in Section 4.12.
“Brazilian GAAP” means the generally accepted accounting principles and practices in Brazil and according to Brazilian accounting, corporate and tax legislation, including the amendments introduced by Laws 11,638/2007 and 11,941/2009.
“Business Day(s)” means any other day than a Saturday, Sunday or public holiday in São Paulo, SP, Brazil, or in New York, New York, United States of America.
“Claim Notice” has the meaning set forth in Section 7.8 (a).
“Closing” has the meaning given to it in Section 2.1.
“Closing Balance Sheet” has the meaning given to it in Section 4.4.2.
“Closing Date” has the meaning given to it in Section 2.1.
“Consolidated Financial Statements” has the meaning set forth in Section 4.4.1.
“Effective Date” means the 10th Business Day following the receipt by the Purchaser from the Sellers of a copy of the articles of association and/or Partner’s resolution of JADI approving the JADI Reorganization and of the amendment to the articles of association of the Company reflecting the assignment of the Quotas from JADI to the Sellers, both duly registered with the Board of Trade of the State of Rio Grande do Sul.
“Encumbrances” shall mean any and all liens, claims,

charges, security interests, pledges, mortgages, pre-emption or first refusal rights (including, without limitation, any corporate law or contractual rights for the benefit of the Sellers or third parties) or other encumbrances or rights or claims of others (including, without limitation, any options, agreements, or similar rights) of any nature whatsoever.
“Exchange Rate” means, for any given date, the selling rate for the dollars of the United States of America as quoted by the Central Bank of Brazil via SISBACEN for PTAX-800, option 5. If, for any reason, the PTAX-800 rate is not quoted by the Central Bank of Brazil, the Exchange Rate shall be the average of the three average exchange selling rates of the dollars of the United States of America quoted by each of the following Brazilian banks: (i) Citibank S.A., (ii) Banco Santander S.A. and (iii) Itaú — Unibanco for the commercial transactions performed in the business day immediately preceding the relevant date.
“Financed Amount” has the meaning set forth in Section 2.3.
“Quarter Installment” has the meaning set forth in Section 2.3. (b)
“Financed Amount Interest” has the meaning set forth in Section 2.3. (b)(i).
“Governmental Authority” means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational.
“Indebtedness” means, without duplication, (a) all obligations for borrowed money or with respect to deposits or advances of any kind, (b) all obligations evidencing bonds, debentures, notes or other similar instruments or upon which interest charges are customarily paid, (c) all guarantees of the foregoing, (d) all obligations for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of business), (e) all payment obligations with respect to interest rate or currency protection agreements or other hedging contracts, (f) all obligations as an account party under any letter of credit and (g) all obligations under capital leases. For the avoidance of doubt, “Indebtedness” shall not include ordinary course trade payable to vendors.
“Indemnified Party” has the meaning set forth in Section 7.8.
“Indemnifying Party” has the meaning set forth in Section 7.8.
“Intellectual Property” shall mean patents, trademarks, trade names, service marks, service names, copyrights, trade secrets and other proprietary intellectual property, as well as all pending applications, issued registrations and registrations rights with respect to any of the foregoing.
“JADI Reorganization” has the meaning set forth in Section 4.25.
“Judgments” means any judgments, orders, injunctions (temporary or permanent), decrees, rulings or awards of any Governmental Entity, arbitrator or other judicial authority.
“Knowledge” means, with respect to any person, the actual knowledge of such person, and the knowledge that such person would have acquired upon diligent inquiry or that is imputed to such person by operation of law.
“Law” means any federal, state, local or foreign or administrative law, statute, code, ordinance, rule, regulation, settlement, awards or other requirement enacted, promulgated, issued or entered by any Governmental Authority.

“Liabilities” means any liabilities, debts or obligations of any nature, whether known or unknown, accrued, absolute, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due.
“Losses” means any and all damages, claims, losses, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) actually suffered or incurred by a party (including, without limitation, in connection with any Proceeding brought or otherwise initiated by any of the Parties).
“Notice of Payment Default of the First Promissory Note” has the meaning set forth in Section 2.5.1.
“Notice of Payment Default of the Second Promissory Note” has the meaning set forth in Section 2.6.1.
“Offer Notice” has the meaning set forth in Section 10.2.
“Offered Quotas” has the meaning set forth in Section 10.2 (a).
“Offering Seller” has the meaning set forth in Section 10.2.
“Period for Exercising Right of First Offer or First Refusal” has the meaning set forth in Section 10.2.1.
“Proceeding” means any action, causes of action, claim, suit, complaint, subpoena, petition, investigation, proceeding, arbitration, mediation, litigation or governmental authority investigation, audit, document request or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or a Governmental Authority.
“First Promissory Note” has the meaning set forth in Section 2.5.
“Second Promissory Note” has the meaning set forth in Section 2.6.
“Purchaser’s Indemnified Party” has the meaning set forth in Section 7.1.
“Purchase Price” has the meaning set forth in Section 2.2.
“Effective Date Amount” has the meaning set forth in Section 2.3 (a).
“Quotas” has the meaning given to it in the Whereas (i) and shall include all quotas currently held by the Sellers in the Company and also any and all quotas to be held by the Sellers in the Company resulting from any capital subscription, warrants, options, bonus, grouping or splitting.
“Right of First Offer or First Refusal” has the meaning set forth in Section 10.1.
“Rules” has the meaning set forth in Section 13.1.2.
“SELIC” means the fee calculated in the Special System of Settlement and Custody and obtained through the calculation of the adjusted and weighted mean rate of daily funding operations, based on government bonds and settled in the referred system or in assets’ clearing and settlement agencies, as matched transactions.
“Sellers’ Indemnified Party” has the meaning set forth in Section 7.4.
“Settlement Date” has the meaning set forth in Section

2.3 (b).
“Skipped Installment” has the meaning set forth in Section 2.3 (b)(ii).
“Tax”, “Taxes” and “Taxation” shall include all federal, state and municipal taxes, assessments, duties or similar charges, whether based on income, profits, gross receipts, franchise, sales, use, occupation, registration duties, excise, circulation of goods and merchandise, withholdings, social security taxes, social security contributions, property, customs, fees, interest and penalties thereon or related thereto and “Tax Authorities” means the authorities administering or imposing such Taxes.
“Third Party Claim” has the meaning set forth in Section 7.8 (a).
1.2 Construction Principles. This Agreement shall be construed in accordance with the following principles:
1.2.1	The headings and captions herein are inserted for convenience of reference only and shall not limit or construe the clauses, paragraphs or Sections to which they apply.

1.2.2	The terms “include”, “including”, and similar terms shall be construed as if followed by the phrase “without limitation”.

1.2.3	Whenever required by the context, references in this Agreement in the singular shall include the plural and vice versa, and the masculine gender shall include the feminine gender and vice versa.

1.2.4	References to any document or other instruments include all amendments, replacements and restatements thereof and supplements thereto except where expressly provided otherwise.

1.2.5	Unless otherwise expressly stated herein, references to Articles, Sections, or Schedules are to Articles, Sections and Schedules of this Agreement.

1.2.6	All references to persons include their successors, and permitted transferees, designees and assignees.

1.2.7	The language in all parts of this Agreement shall in all cases be construed simply and according to its fair meaning, and not strictly for or against any of the Parties hereto.
2 SALE AND PURCHASE OF QUOTAS
2.1 Sale and Purchase of Quotas. Upon the terms and subject to the conditions contained herein, on the date hereof, each Seller severally sells and transfers all of such Sellers’ right, title and interest in and to the Quotas owned by him/her and as specified in the chart below, and Purchaser purchases the Quotas from each Seller, for the consideration hereinafter set forth; provided, however, that Purchaser shall not make any payment for the Quotas unless and until all Quotas set forth below are delivered concurrently to Purchaser, free and clear of all Encumbrances, as provided herein. The closing of the sale and purchase of the Quotas (the “Closing” and the date of Closing referred to as “Closing Date”) shall take place concurrently with the execution and delivery of this Agreement and the effectiveness of such transfer and assignment shall retroact to July 1, 2009.

	Number of
	Quotas to	Percentage
Quotaholder	be sold	of total
Roberto Demore	1,555,860	80
Lorena Demore	388,965	20
Total	1,944,825	100
2.1.1	In order to consummate the acquisition and transfer of the Quotas, and consequently all the rights and advantages inherent thereto, on the Closing Date, Purchaser and Sellers shall execute an amendment to Company’s Articles of Association, substantially in the form of Schedule 2.1.1 hereto, which shall be effective as of the date of signature.
2.2 Purchase Price. The total purchase price to be paid by Purchaser to the Sellers in consideration of the Quotas is USD 2,950,000.00 (two million nine hundred and fifth thousand united states dollars), to be converted in Brazilian currency on the Effective Date, according to the Exchange Rate (the “Purchase Price”). The Purchase Price shall be payable on a pro rata basis to each Seller for the amount of Quotas owned by each Seller, as per the chart indicated in Section 2.1 above. The Purchase Amount shall be paid as per Section 2.3 below.
2.3. Payment of Purchase Price; Delivery of Purchased Shares
(a) On the Effective Date, Purchaser shall pay one million United States dollars (US$ 1,000,000) to be converted in Brazilian currency (Reais), according to the Exchange Rate on the Effective Date, payable on a pro rata basis to each Seller for the amount of Quotas owned by such Seller as per the chart indicated in Section 2.1 above, which shall be paid by wire transfer of immediately available funds into the accounts designated by the Sellers below (“Effective Date Amount”).

Seller	Account Details
Roberto Demore	Lorena (titular) and Roberto, jointly Banco do Brasil S/A Agency 5671.5 Account number nº “Confidential material redacted and filed separately with the Commission.”

Lorena Demore	Lorena (titular) and Roberto, jointly Banco do Brasil S/A Agency 5671.5 Account number nº “Confidential material redacted and filed separately with the Commission.”
(b) The remaining amount of the Purchase Price (the “Financed Amount”), in the equivalent to one million, nine hundred and fifty thousand United States dollars (US$ 1,950,000) shall be paid by the Purchaser to the Sellers, in Brazilian reais as per the Exchange Rate, on a pro rata basis to each Seller for the amount of Quotas owned by such Seller as per the chart indicated in Section 2.1 above, in twelve (12) successive fixed quarterly installments due within 30 days following close of each calendar quarter (the “Quarter Installments”). The Quarter Installments shall be paid in Brazilian currency (Reais) and converted according to the Exchange Rate on the day immediately prior to payment. The first quarterly payment installment shall be due within 30 days after the close of the calendar quarter ending December 31, 2009 and the subsequent 11 installments shall be due within 30 days after the close of each subsequent calendar quarters, in such a manner that the 2nd Installment shall be due within 30 days after the close of the calendar quarter ending March 31, 2010, and so on. The last installment shall be due within 30 days after the close of the calendar quarter ending September 30, 2012 (“Settlement Date”). The payments of each installment shall be made by wire transfer of immediately available funds into the accounts designated by the Sellers above or to a different account, provided written notice of the designated account is given to the Purchaser within 10 days from the end of the respective calendar quarter. The Purchaser and Sellers agree to the following in relation to the Financed Amount:
(i) Interest. The outstanding balance of the Financed Amount shall accrue a simple interest on the principal amount thereof from the Closing Date through the date of each Quarter Installment, at the rate of five per cent (5%) per annum, except if otherwise agreed by the Parties, shall be paid on the same date of the payment of each Quarter Installment (“Financed Amount Interest”);
(ii) Skipping of Installments. The Purchaser may, at its own discretion, skip the payment of the amount of the principal of two Quarter Installments (each installment skipped referred to as “Skipped Installment”), provided, however, that (a) the two Skipped Installments may not be successive; (b) the Financed Amount Interest of the Skipped Installment shall be paid by the Purchaser on the due date, as per Section 2.3 (b) (i) above; (c) the Purchaser notifies the Sellers of its intention not to pay the Skipped Installment within 30 days of the date the payment of such Skipped Installment is due; (d) the Skipped Installments shall be due on the Settlement Date; (e) the Skipped Installments shall accrue a penalty interest at a rate of 9% per annum on the principal amount of the Skipped Installment from the date such Skipped Installment would be due. Nevertheless, the non payment of any two successive Quarter Installments, shall result in the acceleration of all of the Quarter Installments, accrued by due interests calculated pro rata temporis and the penalty established above.

(c) In the event of Third Party Claims in an aggregate amount greater than US$ 75,000.00 (seventy five thousand united states dollars) arise between the Closing Date and the Settlement Date, the Purchaser may chose to hold back one or more of the Quarter Installments not yet paid in order to guarantee the full amount of such Third Party Claims, as per Section 7.10.1. The Parties agree and acknowledge that once this limit is passed, the Purchaser may withhold the full and aggregate amount of the amounts provided in the Third Party Claims and not only the amount that passes the limit. The Quarter Installments withhold due to a Third Party Claim shall accrue an interest rate under the terms of Section 2.3 (b) (i) until the date of payment of such Quarter Installment to the Sellers, over the outstanding amount of the withheld amount.
2.4. Upon delivery of the Effective Date Amount and each of the Quarter Installments, as per the terms of this Agreement, such portion of the Purchase Price shall be considered fully released and the Purchaser shall be considered as having fully complied with its obligation to pay such portion of the Purchase Price. Therefore, the deposit of the funds in the Sellers’ bank account shall constitute an irrevocable and irreversible release from the Sellers to the Purchaser regarding the payment of such portion of the Purchase Price and will give the Sellers no right to claim from the Purchaser for any amount regarding such payment. The deposit of each Quarter Installment of the Financed Amount into the Sellers’ bank accounts shall also constitute an irrevocable and irreversible release from the Sellers to the Purchaser regarding the payment of such Quarter Installment of the Financed Amount and will give the Sellers no right to claim from the Purchaser for any amount regarding such payment.
2.5. As a guarantee of the payment of this Effective

Date Amount, the Purchaser shall deliver a pro solvendo, non-negotiable, non-transferrable and non-endorseable promissory note in the form of the Schedule 2.5 of this Agreement, which shall be delivered with the co-signature of Mobitec AB, in the capacity of controlling partner of the Purchaser (the “First Promissory Note”).
2.5.1.	In case the Purchaser is in default with its payment obligation of the Effective Date Amount as per the terms of this Agreement, and has not cured such default within five (5) Business Days from the date on which Effective Date Amount was due, the Sellers shall deliver a written notice to the Purchaser and to Mobitec AB, within thirty (30) days counted from end of the five (5) day cure period (“Notice of Payment Default of the First Promissory Note”).

2.5.2.	Upon receipt of the Notice Payment Default, the Purchaser and Mobitec AB shall have a five (5) Business Day period to respond to the Sellers in writing, indicating that the payment of the alleged delayed Effective Date Amount was duly made, with evidence of payment.

2.5.3.	In the event any of the Purchaser or Mobitec AB does not respond the Notice of Payment Default, under the terms of Section 2.5.2 and is therefore in default, the Sellers shall be entitled to exercise all rights arising from its capacity of beneficiary of the First Promissory Note, and use all measures and actions guaranteed according to Brazilian Law, notwithstanding any other applicable measures.

2.5.4.	The execution and delivery by the Purchaser of the First Promissory Note shall not affect in any way whatsoever the rights or obligations of the Purchaser and Mobitec AB under this

Agreement, and the rights and claims of the Sellers under the First Promissory Note held by it shall not replace or supersede the rights and claims of the Sellers hereunder.
2.5.5.	The First Promissory Note and its delivery shall be bound to the terms and conditions of this Agreement, serving as a guarantee and evidence of the payment of the Effective Date Amount and shall not be subject to any readjustment or monetary correction. The outstanding amount in default shall accrue an interest at the rate of 9% (nine per cent) per annum.
2.6. Security for the Financed Amount. As a security for the full performance of the obligations of the Purchaser to pay the Financed Amount, Mobitec AB, in its capacity of controlling quotaholder of the Purchaser, shall deliver to the Sellers a promissory note (the “Second Promissory Note”), in the form of Schedule 2.6 and shall be delivered on the Closing Date.
2.6.1.	In case the Purchaser is in default with its payment obligation of any of the Quarter Installments as per the terms of this Agreement, and has not cured such default within five (5) Business Days from the date on which the Installment was due, with due regard to the Skipped Installments, the Sellers shall deliver a written notice to the Purchaser and to Mobitec AB, within thirty (30) days counted from end of the five (5) day cure period (“Notice of Payment Default of the Second Promissory Note”).

2.6.2.	Upon receipt of the Notice Payment Default, the Purchaser and Mobitec AB shall have a five (5) Business Day period to respond to the Sellers in writing, indicating that the payment of the alleged delayed Installment was duly made, with evidence of payment.
2.6.3.	In the event any of the Purchaser or Mobitec AB does not respond the Notice of Payment Default, under the terms of Section 2.6.2 and is therefore in default, the Sellers shall be entitled to exercise all rights arising from its capacity of beneficiary of the Second Promissory Note, and use all measures and actions guaranteed according to Brazilian and Swedish Law, notwithstanding any other applicable measures.

2.6.4.	The execution and delivery by Mobitec AB of the Second Promissory Note shall not affect in any way whatsoever the rights or obligations of the Purchaser and Mobitec AB under this Agreement, and the rights and claims of the Sellers under the Second Promissory Note held by it shall not replace or supersede the rights and claims of the Sellers hereunder.

2.6.5.	The Second Promissory Note shall be amended and restated to reflect an adjusted amount after each Installment is paid. In relation to the amounts held back by the Purchaser, as described in Section 2.3 (c), the Sellers acknowledge that such hold back shall not constitute a default of the Purchaser under the terms hereof or under the Second Promissory Note; likewise, on the other hand, the withholding provided herein shall not mean the acceptance of the responsibility of the Sellers under the Third Party Claim.
2.7. Deliveries at Closing.
On the Closing Date, the following acts shall be carried out by the Parties:

(a)	the Sellers and the Company shall sign and deliver a statement, recognizing that, except with relation to the remuneration due to Roberto as Executive Officer of the Company up to the present data, calculated pro rata temporis, as of the Closing Date the Company does not owe any remuneration or amounts, including credits of the Company that Sellers or JADI could be entitled to receive while partners or officers of the Company, such as dividends, profits and bonus, nor the Sellers owe to the Company any amount as a result of their capacities as officers or partners of the Company, such statement also constituting a general, complete and reciprocal release to the Sellers and to the Company and its management as regards the aforementioned payments;

(b)	the Sellers shall grant to the Purchaser a power of attorney containing powers for the Purchaser to represent each of the Sellers in their capacity as partners of the Company in any and all acts required to consummate the registration of any amendment to the Articles of Association of the Company with the Board of Trade of the State of Rio Grande do Sul, in order to implement the transactions contained in this Agreement, as per the Schedule 2.7(b) to this Agreement;

(c)	the Sellers and the Purchaser shall execute the amendment to the Articles of Association of Mobitec Brazil in order to consummate the transfer of the Quotas from the Sellers to the Purchaser;

(d)	the Sellers shall deliver to the Purchaser the following valid certificates that are necessary to register the Amendment to the Articles of Association of the Company with the Board of Trade of the State of Rio Grande do Sul and shall ensure that these certificates will remain valid on the Effective Date: (i) Debt Clearance Certificate (CND) regarding social security contributions issued by Federal Revenue Service of Brazil (Certidão Negativa de Débitos Relativos às Contribuições Previdenciárias e as de Terceiros (INSS) emitida pela Secretaria da Receita Federal do Brasil); (ii) Debt Clearance Certificate (CND) regarding federal tax debts and overdue federal liabilities issued jointly by the Federal Revenue Service of Brazil and by the Office of the Attorney-General of the National Treasury (Certidão conjunta negativa de débitos relativos aos tributos federais e à dívida ativa da União emitida pela Secretaria da Receita Federal do Brasil e Procuradoria Geral da Fazenda Nacional); and (ii) Certificate of good standing regarding contributions to the Unemployment Guarantee Fund (FGTS) issued by the Federal Savings Bank (Certificado de Regularidade Fiscal (CRF) perante o Fundo de Garantia por Tempo de Serviço – FGTS emitido pela Caixa Econômica Federal);
(e)	the execution of (i) an Officers Agreement between Roberto and the Company and (ii) a Services and Non-Compete Agreement between a company held by Roberto and the Company in order to govern Roberto’s relationship with the Company from and after the Closing Date, including, without limitation, provisions relating to non-competition, in the form of the draft attached hereto as Schedule 2.7 (e);

(f)	the execution by JADI, the Sellers and the Company of a Preferred Supply Agreement, in order to regulate the terms and conditions of the supply by JADI of equipments and components used by the Company, to come into force on the Closing Date, in the form of the draft attached hereto as Schedule 2.7 (f);

(g)	the execution of the Termination of the Quotaholders’ Agreement to become effective as of Closing Date, in the form of the draft attached hereto as Schedule 2.7 (g);
(h)	formal revocation of the power of attorney granted by the Company to Lorena.

(i)	the delivery of the First and Second Promissory Notes, under the terms of Sections 2.5 and 2.6;

(j)	the approval of the transactions contemplated in this Agreement by the Board of Directors of Mobitec AB, in its capacity of controlling quotaholder of the Company, including the purchase of the Quotas from the Sellers;

(k)	Mobitec AB shall deliver a written approval from BHC Interim Funding III, L.P., with regard to the transactions contemplated in this Agreement; and

(l)	the delivery of the power of attorney under the terms of Section 2.10.

2.7.1.	All actions to be taken at the Closing shall be deemed to have taken place simultaneously, and no transfer shall be considered to have been made until all transactions to be taken at the Closing, and all documents have been completed.
2.8. Deliveries on the Effective Date
On the Effective Date, the following acts shall be carried out by the Parties:
(a)	the payment by the Purchaser of the Effective Date Amount as per Section 2.3(a) of this Agreement;

(b)	delivery of the registered Amendment to the Articles of Association of JADI and the Company reflecting the transfer of the Quotas from JADI to Roberto and Lorena and any other measures of the JADI Reorganization, duly registered with the Board of Trade;
(c)	Certificate signed by the Sellers and JADI in the form of the draft attached as Schedule 2.8 (c) that all representations and warranties given on the Closing Date remain the same on the Effective Date;
2.8.1.	All actions to be taken on the Effective Date shall be deemed to have taken place simultaneously, and no delivery or payment shall be considered to have been made until all transactions to be taken on the Effective Date, and all documents to be executed in connection therewith have been completed.
2.9	Any and all Taxes due by the Sellers on the payment of the Purchase Price by the Purchaser to the Sellers, including, without limitation, any amounts to be withheld or deducted or any capital gains tax shall be the responsibility of the Sellers and be borne exclusively by them.
2.10	Conduct of Business from Closing Date to Effective Date: As a result of the JADI Reorganization, during the period from the date of this Agreement to the Effective Date, except as may be required by applicable Law, Sellers and JADI, in their capacity as partners or officers of the Company, as applicable, shall not, in relation to the Company, without the consent of Purchaser and out of the normal course of business of the Company:
(a)	sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, the Quotas,

(b)	take any other action that would have the effect of preventing or delaying Sellers from selling the Quotas;

(c)	sell, transfer, lease, pledge, mortgage, encumber, write-off, or otherwise dispose of any amount of property or fixed assets;

(d)	amend the governing documents of the Company, or take any action to wind up its affairs or dissolve;

(e)	merge or consolidate with any other person, or acquire equity participation (or convertible securities) in the capital stock of any other person or assets from any other person;

(f)	issue, redeem, amortize, sell, grant or transfer any equity securities, securities convertible into equity securities or warrants, options or other rights to acquire any such securities (other than amortization of debt or other securities convertible into equity securities or warrants);

(g)	grant, create or incur any Encumbrances on any of its assets or properties;

(h)	pay, discharge, settle, compromise or satisfy, or agree to pay, discharge, settle, compromise or satisfy, any Proceeding or Judgment, as well as file any Proceeding;

(i)	make any loan, redeem or purchase any equity interests, transfer any asset or pay any commission, salary or bonus, or pay any rent, commission or fee, or enter into or agree to enter into any transaction to, with or for the benefit of any related party (or agree, whether in writing or otherwise, to do the foregoing);

(j)	incur, assume, forgive, prepay, cancel, settle or alter the terms of any Indebtedness or any contract;

(k)	waive any right under any contract or applicable Law or grant any benefit without consideration therefore;

(l)	enter into any licensing arrangement or joint venture;

(m)	make any general wage or salary increase or any increase in compensation payable or to become payable to any directors, officers or employees;

(n)	execute any collective bargaining agreement, including any amendment (including extension) to any existing agreement or labor union contract in force;

(o)	declare or pay any dividend or interest on its own capital and/or other payment of any nature or distribution to shareholders (even in the ordinary course of business);

(p)	make any termination payments to, or enter into any termination arrangement with, any directors, officers or employees (even in the ordinary course of business);

(q)	authorize any of, or commit, propose or agree to take or not take (as the case may be) any of the foregoing actions; or

(r)	take any action that could reasonably be expected to cause any representation or warranty in this Agreement to be untrue or incorrect as of the date when made or as of a future date or that would result in any of the conditions set forth in 3 below not being satisfied.
2.9.1.	Roberto’s actions shall also be subject to the Officers Agreement and Services and Non-

Compete Agreement mentioned above.
2.10. This Agreement may be terminated by the Sellers (at its exclusive criteria) at any time, in case of default of the Purchaser of its responsibility to pay the Acquisition Price evidenced by the First Promissory Note, provided the terms of Section 2.5 are observed. In order to exercise the right to terminate this Agreement, without prejudice of the effectiveness of such termination, which shall occur immediately and produce all legal effects, the Sellers shall notify the Purchaser, at any time after the periods granted to the Company to make the payments have elapsed. In the event of termination of this Agreement, the Parties shall take the necessary measures to return to the status quo prior to Closing Date, so that the Quotas transferred to the Purchaser shall be transferred back to the Sellers and all agreements signed on the Closing Date shall be considered null and void. Therefore, the Shareholders’ Agreement currently in force and terminated as per this Agreement, shall remain in force according to the same terms and conditions. In this respect, the Purchaser shall grant to the Sellers a power of attorney as per Schedule 2.10 containing powers for the Sellers to represent the Purchaser in its capacity as partner of the Company, exclusively for the execution of the amendment to the Articles of Association of the Company and necessary documents to transfer the Quotas transferred according to this Agreement back to the Sellers.
2.11. The right of terminate this Agreement assigned to the Sellers constitutes an additional right related to any other that the Sellers may have under the terms of this Agreement, or under any other manner. Therefore, the exercise of the right of termination shall not constitute a choice between such rights conceded to the Sellers, exception made to the payment of the Acquisition Price, which may not be demanded in the event of termination of this Agreement by the Sellers. In case of termination of this Agreement, all obligations shall also be terminated, except to those related to jurisdiction and applicable law, which shall remain in force; provided, however, that the respective rights and obligations of the Parties related to any violations or defaults under this Agreement shall remain in force even in case of termination of this Agreement.
3. CONDITIONS TO THE PURCHASE OF THE QUOTAS
3.1. Conditions to Obligations of Each Party. The obligations of the Purchaser and each of the Sellers to consummate the transactions contemplated herein are subject to the satisfaction, on or prior to the Closing Date (or on the Effective Date, as applicable), of the following conditions:
(a)	no provision of any applicable Law or Judgment of any Governmental Authority or other legal restraint (whether temporary, preliminary or permanent) shall have been issued, enacted, entered, promulgated or enforced and be in effect that prohibits, restrains or enjoins the consummation of the transactions contemplated in this Agreement;

(b)	all third party consents shall have been obtained, in full force and effect, and shall not be subject to the satisfaction of any condition that has not been satisfied, including, without limitation, the consent of customers in payment orders or agreements, whether written or oral, that could give rise for such customers to terminate the agreement or withdraw from the payment order;

(c)	the board of directors of the quotaholders of the Purchaser shall have approved the transactions contemplated under this Agreement, including the purchase of the Quotas from the Sellers;

(d)	Mobitec AB has obtained a written consent from BHC Interim Funding III, L.P. in relation to the transactions contemplated herein;

(e)	All of the representations and warranties of Sellers and Purchasers contained herein shall be true and correct in all respects (unless any such representation and warranty is qualified by a materiality standard, in which case such representation and warranty shall be true and correct in all respects) on and as of the Closing Date and Effective Date;

(f)	The Sellers are entitled to transfer the Quotas to the Purchaser on the Closing Date and are the lawful owners of the Quotas, free and clear from any Encumbrances.
3.2.	Each Seller hereby agrees to guarantee, jointly and severally the effectiveness of the JADI Reorganization and indemnify and hold the Purchaser and Mobitec AB harmless for any Losses that may result from the JADI Reorganization, including, without limitation, transferring the Quotas directly from JADI if the transfer of the Quotas from JADI to the Sellers is declared void or invalid for any reason whatsoever.
4. REPRESENTATIONS AND WARRANTIES OF SELLERS AND JADI
As an inducement to Purchaser and Mobitec AB to enter into this Agreement, each of the Sellers and JADI, jointly and severally, hereby represent and warrant to the Purchaser and Mobitec AB, on their behalf and on behalf of the Company, that as of the date hereof, which will remain valid on the Effective Date:
4.1. Capacity and Title of Ownership of the Sellers
4.1.1.	Capacity. The Sellers and the Company have full capacity to enter into this Agreement and each ancillary agreement to which they are a party as set forth herein, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
4.1.2.	Due Authorization. The execution and delivery by the Sellers and the Company of this Agreement and of the ancillary agreements has been duly authorized, and assuming due authorization, execution and delivery by Purchaser, shall constitute a legal, valid and binding obligations of the Sellers and the Company, enforceable against the Sellers in accordance with their respective terms, except, in the case of the First and Second Promissory Notes and the financing terms of this Agreement, as may be limited by applicable bankruptcy, insolvency, judicial recovery (recuperação judicial), reorganization or similar law affecting creditors’ rights generally.

4.1.3.	Organization of the Company. The Company is duly incorporated, validly existing and organized under the laws of the Federative Republic of Brazil and has power to own all its assets and to carry on its business as now being owned or conducted. The Company is not subject to any proceedings having as object the prevention or resolution of business difficulties or of a Judgment of or a request for dissolution, liquidation, judicial recovery (recuperação judicial), bankruptcy or receivership.

4.1.4.	Ownership. At the present date and subject to the JADI Reorganization, the Sellers (i) are the sole owners and lawful possessors of all of the Quotas, which represent 50% of the quotas of the capital stock of the Company, all of which are free and clear of any Encumbrances; (ii) acknowledge that there are no priority rights or purchase preferences, commitments, conversion rights, swap rights, or other agreements of any type whatsoever preventing the purchase, issue or sale of the Quotas, except as pursuant to the terms of the Articles of Association currently in force; (iii) do not hold any other quotas or securities or rights to subscription ascribed to such Quotas which assure the right to or are convertible or swapped into quotas or securities of the Company; (iv) have the right to freely dispose of all of the Quotas, which transfer does not require any prior administrative or public consent, or the expiration of any waiting period, except for the period of the effectiveness of the JADI Reorganization, and does not breach any of the Company’s contractual or other obligations and is not contrary to any laws or regulations applicable to the Company.
4.2. Organization, Authority and Qualification of JADI
4.2.1.	Capacity. JADI has all necessary power and authority to enter into this Agreement and each ancillary agreement to which it is a party as set forth herein, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Sellers, collectively, are the lawful and sole owners of all of the quotas of JADI.

4.2.2.	Due Authorization. The execution and delivery by JADI of this Agreement and each ancillary agreement to which it is a party, the performance by JADI of its obligations hereunder and thereunder and the consummation by JADI of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of JADI and its quotaholders.
4.2.3.	Validity of Agreements; Actions Pending. JADI has not taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of its Articles of Association. This Agreement and the ancillary agreements have duly executed and delivered by JADI, and (assuming due authorization, execution and delivery by Purchaser and the Sellers) constitutes, legal, valid and binding obligations of JADI, enforceable against JADI in accordance with their respective terms. There is no action or threatened action against JADI or affecting any assets of JADI that individually or in the aggregate, could adversely affect and/or prevent JADI’s ability to consummate the transactions contemplated in this Agreement.

4.2.4.	Organization of the JADI. JADI is a limited liability company duly incorporated, validly existing and organized under the laws of the Federative Republic of Brazil and has power to own all its assets and to carry on its business as now being owned or conducted. JADI is not subject to any proceedings having as object the prevention or resolution of business difficulties or of a Judgment of or a request for dissolution, liquidation, judicial recovery (recuperação judicial), bankruptcy or receivership.
4.3. Activities. Sellers and JADI, as applicable, are not, have not and will not be carrying out any services of rendering, manufacturing, development and selling of products as listed in the Section 8.1 of this Agreement, whether directly or indirectly, and whether as individuals or through any company or entity other than the Company.
4.4. Consolidated Financial Statements.

4.4.1.	The annual report and accounts, profit and loss statement, balance sheet and cash flow statements of the Company for the financial year ended on 31 December 2008, audited by Terco Grand Thorton attached hereto as Schedule 4.4.1 (the “Consolidated Financial Statements”) and the Closing Balance Sheet are true and correct in all aspects and give an accurate description of the Company’s financial position, affairs and operations of the Company as of the relevant period and, except as indicated therein, reflect all claims against, and all debts and liabilities of the Company as of and for the dates and periods thereof, exception made to the possible contingencies listed in the Schedules hereto. The Consolidated Financial Statements and Closing Balance Sheet have been prepared in accordance with the Brazilian GAAP, applied on a consistent basis, and are based on the books and records of the Company, which have been kept in accordance with the Brazilian GAAP, applied on a consistent basis.

4.4.2.	A Closing Balance Sheet has been prepared by the auditors hired by the Purchaser and validated by the Sellers and the Company. In this sense, Sellers represent and warrant that such Closing Balance Sheet fairly presents, with reasonable accuracy, the financial condition of the Company as of June 30, 2009, has been prepared in accordance with Brazilian GAAP, consistent with past practices and there has not been a material adverse change since the date of the Closing Balance Sheet and the Closing Date. The Closing Balance Sheet is attached hereto as Schedule 4.4.2.
4.5.	Liabilities. Neither the Sellers, JADI nor the

Company, as applicable, has any outstanding claims, Liabilities or Indebtedness, contingent or otherwise, which were not disclosed to Purchaser that materially adversely affects the current net worth and financial situation of the Company. Neither the Sellers nor the Company are in default in respect of the terms or conditions of any Indebtedness. At the Closing Date, there will be no Liabilities for any brokerage fees or commissions in connection with the transactions contemplated hereby incurred by the Company.
4.6. Ownership to Properties; Encumbrances.
4.6.1.	All of the properties and assets relating to, or used in connection with, the Company are owned or leased by the Company, and not by any other person, including the Sellers or JADI, as applicable. Schedule 4.6.1 contains a list with the description of all the properties and assets of the Company. The Company has good and marketable title to all its assets and properties, in each case subject to no Encumbrance, lien, charge or other restriction of any kind or character, with exception of lien on some machines described in Schedule 4.6.1 to this Agreement. The fixed assets and all tangible personal property owned by the Company are in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used;

4.6.2.	The equipment and software used by the Company, whether owned or leased or licensed to exercise its activities, are in operable condition for immediate use and adapted to the current business practice.
4.7. Leases. Schedule 4.7 contains an accurate and complete list of all leases to which the Company is a party (as lessee or lessor). The Company is not in default in complying with any provision of the leases and, except as so disclosed, each lease is in full force and effect (assuming the due authorization, execution and delivery of such lease by the other party thereto). All rents and additional rents due to date on each such lease have been paid and there exists no occurrence, condition or act of which the Company or the Sellers are aware (including the transaction contemplated hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under such lease. The property and premises leased by the Company are in a state of good maintenance and repair and are adequate and suitable for the purposes for which they are currently being used.
4.8. Litigation. There is no action, suit or proceeding brought by any person, or any arbitration or any administrative or other proceeding by or before (or, to the best Knowledge of Sellers, any investigation by) any governmental or other instrumentality or agency, pending or, to the best Knowledge of Sellers, threatened against the Company, Sellers or JADI, as applicable, or any of the Company’s respective properties or rights. Sellers do not have Knowledge of any facts or circumstances which would provide a valid basis for any such action, proceeding or investigation.
4.9. Taxation.
4.9.1.	The Company has duly and punctually paid all Taxes which it has become liable to pay and/or has made adequate provisions or reserves for any Taxes payable with regard to periods prior to Closing Date. The Company is not under any liability to pay any penalty or interest in connection with any claim for Tax;

4.9.2.	The Company has properly and punctually submitted all returns and provided all information required for Tax purposes and none of such returns is disputed by the Tax Authorities;

4.9.3.	The Company has properly deducted any Tax as required by law from all payments made to or treated as made to employees and ex-employees of the Company and accounting to the Tax Authorities for all Tax so deducted and all Tax chargeable on benefits provided for employees of the Company;

4.9.4.	Neither the Company, JADI nor any of the Sellers have at any time:
(i) obtained or sought to obtain a Taxation advantage through any fraud or evasion; or
(ii) made or entered into any arrangement, undertaking or scheme which was at the time it was entered into or has subsequently become a sham or fiscal nullity.
4.10.	Intellectual Property.
4.10.1.	The Company has all right, title and interest in, or a valid and binding license to use, all Intellectual Property used in the conduct of its business, which are detailed in the list contained in Schedule 4.10.1. No claim of infringement or misappropriation of Intellectual Property is pending or, to the Knowledge of the Company and the Sellers, threatened to be made against the Company, and the Company has not been notified by any other person or entity that it is infringing or misappropriating any Intellectual Property of such other person or entity. The Company has not granted any license, franchise or permit in effect on the date hereof to any person or entity to use any Intellectual Property owned by the Company. The trademark and trade name “Mobitec” is used by the Company as per the provisions of the Trademark License Agreement executed on November 13, 2007 between Mobitec AB and the Company.
4.11. Contracts. The Company is in compliance with all obligations under any contract, whether oral or written, to which it is a party. Each such contract is legal, valid, binding, enforceable and in full force and effect and will not cease to be legal, valid, binding, enforceable and in full force and effect on identical terms by reason of the consummation of the transactions contemplated hereby. No party to any such contract is in breach or default thereunder, and no event has occurred which with notice or the lapse of time would constitute a breach or default thereunder, or cause the termination, modification or acceleration of any contract. No party to any such contract has repudiated any provision of any such contract in accordance with the terms thereof. There are no outstanding payment obligations of any the Company with respect to services rendered or goods purchased from third parties, other than payment obligations scheduled to become due from time to time under each such contract. To the best of the Sellers’ Knowledge, none of the clients of the Company has advised any of the Sellers or JADI, as applicable, whether orally or in writing, whether formally or informally, that it is considering to terminate or reduce its business with, or is dissatisfied with, the handling of its business by the Company.
4.12. Conduct of Business. The Company owns, leases, licenses or has the legal right to use all the properties and assets, including the Company

Intellectual Property, and its real property, used or intended to be used in the conduct of the its business or otherwise owned, leased or used by the Company (collectively, the “Assets”), and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or in or relating to the conduct of the business, all of which properties, assets and rights constitute Assets. The Company also has all the necessary licenses and permits in order to conduct the business.
4.12.1.	The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights that are necessary in the conduct of, the business. At all times, the Company has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

4.12.2.	Subject to the terms of this Agreement, the Sellers and JADI are not aware of any act, fact or omission that may result in or create a material adverse effect to the business currently conducted by the Company.
4.13. Receivables. Except to the extent, if any, provisioned against on the Closing Balance Sheet, all Receivables existing as of the Closing will have arisen from, the sale of inventory or services to persons not affiliated with the Company, with the exception of JADI, in the ordinary course of business consistent with past practice and, except as provisioned on the Closing Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.
4.14. Debtors. All claims of the Company against their respective debtors (including but not limited to all such claims listed as book debts or accounts receivable) are valid, representing obligations for payment arising from bona fide transactions, subject to no known defenses, set-offs or counterclaims.
4.15. Employment Relations. To the best Knowledge of Sellers and JADI, as applicable, and except if otherwise informed to Purchaser in writing (a) the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including labor, civil rights, and occupational safety and health laws, and is not engaged in any unfair labor practice; (b) no unfair labor practice complaint against the Company is pending before any governmental or regulatory entity; (c) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best Knowledge, information and belief of the Company and the Sellers, threatened against or involving the Company; (d) no grievance which might have an adverse effect on the conduct of the Company’s business is pending or has been asserted; and (e) the Company has not experienced any work stoppage or any other labor difficulty during the last three years.
4.15.1.	The Company is party to a collective bargaining agreement with the Sindicato dos Trabalhadores na Indústria Metalúrgica, Mecânica e de Material Elétrico de Caxias do Sul, RS and the SIMECS — Sindicato das Indústrias Metalúrgicas, Mecânicas e de Material Elétrico de Caxias do Sul, which is in full force and effect and has been complied with in all material respects by the Company. To the best Knowledge of Sellers and JADI, the Company is not or has not been, since its formation, engaged in, or has not been charged with, any unfair labor practice; and there are no pending unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status or handicap against the Company before any applicable Governmental Authority.
4.16. Pensions. The Company has no individual or collective pension schemes (including but not limited to schemes for retirement pension, early retirement pension, disability pension and survivor pension) other than as required by applicable law. The Company is in compliance with any legal obligations it may have with regard to pensions.
4.17. Bank Accounts. Schedule 4.17 contains an accurate and complete list showing the name of each bank in which the Company has accounts, credit lines or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.
4.18. Powers of Attorney. Schedule 4.18 contains an accurate and complete list of all the attorneys-in-fact of the Company with their respective powers. The Sellers and the Company have delivered to the Purchaser all of the powers of attorney granted by the Company and except for those disclosed in such Schedule 4.18, the Company has not granted any other powers of attorney. Except as contemplated by this Agreement, the power of attorney granted by the Company to Lorena shall be duly revoked on the date hereof. The Power of attorney granted by the Company to Guilherme shall be revoked as soon as the amendment to the articles of association of the Company appointing him as an officer is duly registered with the Board of Trade of the State of Rio Grande do Sul.
4.19. Employees. Schedule 4.19 sets forth a list of

all employees of the Company as at the Closing Date — the ‘‘Current Employees’’. The Company has not, except where expressly agreed with Purchaser, because of past practices or previous commitments with respect to its employees, established any rights on the part of any of its employees to additional compensation with respect to any period between the date of the Closing Balance Sheet and the Closing Date. Except if otherwise informed to Purchaser in writing (i) all current and past employees of the Company have been duly recorded as such in the books and records of the Company; (ii) any severance or other social benefits granted under applicable laws have been fully paid, adequately accrued and/or reflected in the accounts; (iii) none of the employees is entitled to any rights and/or benefits over and above what is required by applicable law, regulations or collective bargaining agreements.
4.20. Corporate Controls. Neither the Sellers, JADI, nor the Company, nor any manager, agent, employee or other person associated with or acting on behalf of the Company, has, directly or indirectly, on behalf of the Company: used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on the books or records of the Company; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; given any favor or gift which is not deductible for income taxation purposes; or made any bribe, kickback or other payment of a similar or comparable nature to any person or entity, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

4.21. Books and Records. The books of account and other financial records of the Company: (i) reflect all items of income and expenses and all assets and liabilities required to be reflected therein in accordance with relevant Brazilian GAAP, exception made to the possible contingencies listed in Schedule 4.4.1, applied on a consistent basis throughout the periods covered; (ii) are complete and correct (including, without limitation, all operations related to the fiscal year ended on December 31, 2008) and do not contain or reflect any inaccuracies or discrepancies; and (iii) have been maintained in accordance with good business and accounting practices.
4.22. Environmental. The Company is in compliance with all legal and regulatory requirements applicable to the Company and its activities in respect of environmental issues, and are not subject, or threatened to be subject, to any legal or administrative proceeding involving environmental laws and regulations applicable to the Company or its activities, nor is there any Proceeding raised by any third party or Governmental Authority relating to applicable environmental laws and regulations.
4.23. Undisclosed Liability. The Company has no liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise (including contingencies relating to litigation and/or tax disputes) other than those included in the Closing Balance Sheet of the Company, or in the auditors notes to such Balance Sheets. Likewise, the Company has no uncollectible or past due receivables, loans or other right of any nature of Proceedings against any person other than those in the Closing Balance Sheet of the Company. None of the above (i) could have an adverse effect, (ii) lacks adequate insurance in accordance with usual market business practices, or (iii) has not been provisioned in the Company’s Closing Balance Sheet in accordance with Brazilian

GAAP.
4.24. Disclosure. None of this Agreement or any certificate, document or statement in writing which has been supplied by or on behalf of the Sellers and/or JADI and/or the Company or by any of the managers of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company or to the Sellers or to JADI which adversely affects their respective businesses, or the prospects or financial condition of the Company, or its properties or Assets, which has not been set forth in this Agreement or in the Schedules, certificates, documents or statements in writing furnished in connection with the transactions contemplated by this Agreement.
4.25. JADI Reorganization
4.25.1.	Prior to the date hereof, the Sellers have completed the reorganization of JADI, in order that the Sellers hold directly the equity stake originally held by JADI in the Company, according to the Sellers participation in JADI, which shall be consummated on the date hereof, although its effectiveness shall be subject to the termination of the legal period related to the reorganization (the “JADI Reorganization”). On the Closing Date and on the Effective Date, no person has or shall have asserted any claim against the Sellers, JADI or the Company, and none of the Sellers, JADI or the Company has or shall have any claim against any other person, arising from, or in connection with, the JADI Reorganization.

4.25.2.	The JADI Reorganization did not and on the Effective Date shall not: (i) violate any provision of the organizational documents of JADI or the Company; (ii) conflict with, breach, constitute a default or an event of default or require any consent under any of the terms of, result in the termination, amendment, suspension or revocation of, accelerate the maturity of or create any Encumbrance on, the Quotas or any asset or property of any of the Company under, any note, bond, lease, license, permit, indenture, mortgage or any other contract, instrument or arrangement to which the Sellers, JADI or the Company is a party or by which any of their Assets may be bound or affected; (iii) violate any Law or Judgment to which the Company, JADI or the Sellers is subject or by which the Quotas, or any Asset, property or business of any Seller or JADI is bound or affected, or otherwise requires consents, approvals, authorizations, registrations or filings by, or with, a Governmental Authority; (iv) cause any taxes to be payable by the Company.
4.26. Brokers’ Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereunder based upon arrangements made by or on behalf of the Sellers, JADI or any of its Affiliates, except for such fees or commissions to be exclusively borne by the Sellers, JADI or its Affiliates (excluding, for the avoidance of doubt, the Company).
4.27. Restrictions. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (i) violates any Judgment or injunction which JADI, the Sellers and the Company are subject to; or (ii) conflicts with, results in a breach of, constitutes a default under, results in the acceleration of, creates in any party the right to accelerate, terminates, modifies, or cancels, or requires any notice under any agreement, contract, lease, license, instrument, or other arrangement to which JADI, the Sellers and the Company are a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its Assets); or (iii) contravenes any terms of any agreement (including without limitation leases, loan agreements/credit facilities) or permit to which JADI, the Sellers and the Company are subject or a party. There is no lawsuit, proceeding or investigation pending or threatened against JADI, the Sellers and the Company, which might prevent the consummation of any of the transactions contemplated by this Agreement. None of JADI, the Sellers or the Company need to give any notice to, make any filing with, or obtain any authorization, waiver, consent, or approval of (i) parties of any contracts or agreements or (ii) any Governmental Authority, in order for JADI, the Sellers and the Company to consummate the transactions contemplated by this Agreement.
4.28. No Knowledge relating to Purchaser (whether actual, constructive or imputed), whether acquired through the due diligence exercise that Purchaser has conducted with respect to the Company or in its capacity of quotaholder of the Company, prevents or limits a claim made by Purchaser and Sellers agree that they shall not invoke Purchaser’s Knowledge (whether actual, constructive or imputed) of a fact or circumstance which might make a representation or warranty untrue, inaccurate, incomplete or misleading as a defense to any claim.
4.29. Each representation or warranty is to be construed independently and except where this Agreement provides otherwise is not limited by a provision of this Agreement or by another representation or warranty.

5. PURCHASER’S REPRESENTATIONS AND WARRANTIES
As an inducement to Sellers to enter into this Agreement, the Purchaser and Mobitec AB hereby represents and warrants to the Sellers that as of the date hereof, which will remain valid on the Effective Date:
5.1. Organization, Authority and Qualification of the Purchaser and Mobitec AB.
5.1.1.	Organization. Mobitec AB is a company duly organized, validly existing and in good standing under Swedish Law and has all necessary power and authority to enter into this Agreement and each ancillary agreement to which it is a party as set forth herein, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is limited liability company, duly organized, validly existing and in good standing under Brazilian Law and has all necessary power and authority to enter into this Agreement and each ancillary agreement to which it is a party as set forth herein, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

5.1.2.	Due Authorization. The execution and delivery by the Purchaser and by Mobitec AB of this Agreement and each ancillary agreement to which it is a party, the performance by the Purchaser and Mobitec AB of its obligations hereunder and thereunder and the consummation by the Purchaser and Mobitec AB of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser, Mobitec AB and its partners, constituting a legal, valid and binding obligation for the Purchaser and Mobitec AB, enforceable according to its respective terms.
5.1.3.	Validity of Agreements; Actions Pending. The Purchaser has not taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of its articles of association. This Agreement and the ancillary agreements shall have been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Purchaser and the Sellers) constitutes a legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except that such enforceability may be subject to bankruptcy, insolvency, judicial recovery (recuperação judicial), reorganization or similar laws in effect relating to creditors’ right generally .

5.1.4.	Absence of Breach of Law. The Purchaser is not subject or bound by any law or legal provision that may hamper the signature or formalization of this Agreement or compliance with its obligations as stipulated herein.

5.1.5.	Absence of Litigation. To the best of its knowledge, the Purchaser is not involved in any pending litigation whose purpose could reasonable be expected to be to hamper or curtail its capacity to acquire the Quotas held by the Sellers as stipulated in this Agreement, nor, to the best knowledge of the Purchaser, is there any imminent litigation pending against it for this purpose.
5.1.6.	Brokers’ Fees: No broker, investment banker,

financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereunder based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates, except for such fees or commissions to be exclusively borne by the Purchaser or its Affiliates (excluding, after the Closing Date, for the avoidance of doubt, the Company).
5.1.7.	Restrictions. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (i) violates any Judgment or injunction which the Purchaser is subject to; or (ii) conflicts with, results in a breach of, constitutes a default under, results in the acceleration of, creates in any party the right to accelerate, terminates, modifies, or cancels, or requires any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); or (iii) contravenes any terms of any agreement (including without limitation leases, loan agreements/credit facilities) or permit to which the Purchaser is subject or a party. There is no lawsuit, proceeding or investigation pending or threatened against the Purchaser, which might prevent the consummation of any of the transactions contemplated by this Agreement. The Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, waiver, consent, or approval of (i) parties of any contracts or agreements or (ii) any Governmental Authority, in order for the Parties to consummate the transactions contemplated by this Agreement, except for those contemplated by this Agreement.

6. SUBSTITUTION OF GUARANTEES, ENDORSEMENT AND / OR SURETY
6.1. Within 60 (sixty) days as from the Effective Date, the Purchaser shall replace the guarantees, collateral, endorsements and/or surety put up in favor of the Company listed in the Schedule 6.1, and also the guarantees rendered between the Closing Date and the term of sixty (60) days indicated above, that have been granted by Sellers or JADI, as applicable, and / or their Affiliates and / or third parties related thereto during the normal course of the business. The Sellers and JADI represent that the guarantees listed in Schedule 6.1 are all of those that currently exist in favor of the Company. In case there any guarantees not listed in Schedule 6.1 and that may be identified after the Closing Date. The Sellers shall forward a notice in writing to the Purchaser stating the existence of these guarantees and that it will use its best efforts to replace them.
6.2. Similarly, the Purchaser should substitute any of the Sellers as the trustee depositories or personal guarantor in any lawsuits listed in Schedule 6.1. For any other lawsuits not listed therein that may be identified after the Closing Date, the Purchaser use its best efforts to replace such guarantees.
6.3. The Sellers shall undertake to assist the Company and the Purchaser in all measures necessary to implement the transition of the management of the transactions from the Company to the Purchaser.
6.4. If the Purchaser, under any circumstance, fails to replace the guarantees, collateral, endorsements and or personal guarantees rendered by the Sellers or by JADI to the Company, or fails to replace the Sellers in the capacity of personal guarantors or trustee depositories in any claims filed against the Company, then it shall present a counter-guarantee to the responsibilities of the Sellers, in the form and substance that the Sellers seem fit.

6.5. Notwithstanding the above mentioned, as of this date, the Purchaser shall hold the Sellers harmless and indemnify the Sellers against any and all Losses incurred by any of them as a consequence of the execution of any of the guarantees rendered by them as of this date.
7. INDEMNIFICATION
7.1. Indemnification by the Sellers. Subject to the provisions of this 7 Sellers and JADI, jointly and severally, agree to pay and indemnify fully, hold harmless and defend Mobitec AB and the Purchaser and its directors, officers, employees, shareholders, members, partners, agents and representatives and their Affiliates, and their respective successors and assigns (each a “Purchaser Indemnified Party”) 50% (fifty per cent) from and against any and all Losses sustained or incurred by such Purchaser Indemnified Party, arising out of, relating to or based upon (i) any inaccuracy or breach of any representation or warranty of Sellers and JADI contained in 4 of this Agreement, and (ii) any and all Losses of any nature, including, but not limited to the ones of a civil, labor, tax, social security, environmental, criminal, financial or accounting nature, arising from the conduct of the Sellers and JADI at any time prior to the Closing Date; (iii) any breach of any covenant or agreement made by the Sellers or JADI in this Agreement or in any other instrument delivered pursuant to this Agreement; or (iv) any corporate reorganization to be conducted by the Sellers in JADI prior to the Closing Date.
7.2. With respect to any Loss sustained or incurred under the preceding clause the Loss must be resulting from an Action or Proceeding has been effectively sustained or incurred by the Purchaser Indemnified Party by means of (i) a non-appealable court decision; ii) an agreement between the Parties; (iii) a settlement of the Proceeding. A Loss shall be considered incurred by an Indemnified Party at the moment that the Indemnified Party disburses funds or transfers an economic value (under payment in cash, assignment, release, assumption, set-off or under any other form) to pay, settle, liquidate, extinguish, resolve or under any other form to solve the act or fact that resulted in the Loss.
7.3. The following matters shall not be subject to indemnification by the Sellers to the Purchaser: (i) expenses incurred with the products warranty in the monthly amount of US$ 7,500.00; (ii) indemnification that becomes due (if applicable) to blackbox interface contained in transit vehicles of the brand Volvo in Goiania (Volvo Blackbox) up to the amount of US$ 15,000.00 and problems with products that uses the components Green Led.
7.4. Indemnification by the Purchaser. . Subject to the provisions of this 7 the Purchaser agrees to pay and indemnify fully, hold harmless and defend the Sellers, and their respective successors and assigns (each a “Seller Indemnified Party”) from and against any and all Losses sustained or incurred by such Seller Indemnified Party, arising out of, relating to or based upon any inaccuracy or breach of any representation or warranty of the Purchaser contained in 5 of this Agreement.
7.5. For purposes of 7, all Losses shall be computed net of (i) the net reduction in Taxes realized by the Sellers or Purchaser Indemnified Party as a result of such Losses (but computing also the Taxes levied on the indemnity payable hereunder with respect to such Losses), (ii) any amounts recovered by the Sellers or Purchaser Indemnified Party from third parties as compensation, whether in whole or in part, for the relevant Loss, and (iii) insurance proceeds received by the Sellers or Purchaser Indemnified Party in respect of the relevant Loss.
7.6. Exclusions. Neither Purchaser nor Sellers shall be liable to Sellers or Purchaser, as the case may be, in respect of any Losses to the extent that such Losses relate to any Liability or obligation:
(i)	resulting from fraud, gross negligence, bad faith or willful misconduct of the Party (either Purchaser or Sellers) seeking such indemnification; or

(ii)	that would not have arisen but for a change in Law made after Closing Date.

7.6.1.	Further, the Parties agree that the Sellers shall not be liable to the Purchaser for any Loss that be incurred exclusively due to applicable Law, which demand results from an act practiced after the date of this Agreement, in relation to fines due as a result of FGTS due from termination of labor agreements and indemnification due as a result of termination of commercial representatives agreements.
7.7. Survival. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any Party, none of the covenants, agreements, representations or warranties set forth in this Agreement shall survive the Closing Date; provided, provided, that, (a) the representations and warranties shall survive and remain in full force and effect for a period of five (5) years following the Closing Date, and (b) each covenant and agreement contained in this Agreement that by its terms requires performance after the Closing Date shall survive and remain in full force and effect until such covenant or agreement is performed.
7.8. Notice; Payment of Losses; Defense of Claims. For purposes of this Section 7.8, the term “Indemnifying Party” shall include any Seller with respect to matters arising under Section 7.1 or Purchaser with respect to matters arising under Section 7.4, and the term “Indemnified Party” shall include any Purchaser Indemnified Party with respect to matters arising under Section 7.1 or any Sellers Indemnified Party with respect to matters arising under Section 7.4.
(a)	In the event that (i) any Action or Proceeding is asserted or instituted by any Person other than a Party or its Affiliates that could give rise to Losses for which an Indemnified Party intends to seek indemnification from an Indemnifying Party hereunder (such Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party hereunder intends to make a claim to be indemnified by any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall promptly (and, in the case of a Third Party Claim, within such period of time after receiving written notice of such Third Party Claim that would, in accordance with applicable Law, enable the Indemnifying Party to answer or challenge such Third Party Claim in a timely fashion), send to the Indemnifying Party a written notice specifying in reasonable detail the amount, nature and source of the claim and the amount or estimated amount (which estimate shall not be conclusive of the final amount of such claim and demand), and including therewith copies of any notices or other documents received from third parties with respect to such claim (“Claim Notice”); provided, however, that failure to give such notice shall not limit the right of an Indemnified Party to recover indemnity or reimbursement except to the extent that the Indemnifying Party suffers any material damages as a result of such failure. The Indemnified Party shall also provide the Indemnifying Party with such further information concerning any such claims as the Indemnifying Party may reasonably request by written notice.

(b)	Upon becoming aware of a Claim Notice for indemnification or reimbursement, the Indemnifying Party shall, by written notice to the Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a Third Party Claim, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Indemnifying Party concedes liability in whole or in part, the Indemnifying Party shall, within a period of twenty (20) days of such concession, pay the amount of the claim to the Indemnified Party to the extent of the liability confessed. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above) until a final resolution of the matter is obtained in accordance with this Agreement.
(c)	In the case of any Third Party Claim, if within a period of twenty (20) days after receiving the notice described in the preceding paragraph (a) the Indemnifying Party (i) gives written notice to the Indemnified Party stating that it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance and security to such

Indemnified Party that such indemnification will be paid fully and promptly if required and such Indemnified Party will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of all Indemnified Parties which consent shall not be unreasonably withheld) and all Indemnifying Parties shall not be required to make any payment with respect to such claim, liability or expense as long as the Indemnifying Party or Parties are conducting a good faith and diligent defense at their own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party or Parties shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification.
7.9. If the Indemnifying Party or Parties assume such defense in accordance with the preceding clause, they shall have the right, with the consent of such Indemnified Party or Parties, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to Third Party Claims parties which are susceptible to being settled provided the Indemnifying Party or Parties’ obligation to indemnify such Indemnified Party or Parties therefore will be fully satisfied by payment of money by the Indemnifying Party pursuant to a settlement which includes a complete release of such Indemnified Party or Parties. The Indemnifying Party or Parties shall keep such Indemnified Party or Parties apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party or Parties with all documents and information that such Indemnified Party or Parties shall reasonably request and shall consult with such Indemnified Party or Parties prior to acting on major matters, including settlement discussions.

7.10. Notwithstanding anything herein stated, such Indemnified Party or Parties shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party or Parties and the Indemnified Party or Parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party or Parties shall be paid by the Indemnifying Party or Parties. If no such notice of intent to dispute and defend is given by the Indemnifying Party or Parties, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Party or Parties shall, at the expense of the Indemnifying Party or Parties, undertake the defense of (with counsel selected by such Indemnified Party or Parties), and shall have the right to compromise or settle, such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party or Parties, then such Indemnified Party or Parties shall make available all information and assistance that the Indemnifying Party or Parties may reasonably request and shall cooperate with the Indemnifying Party or Parties in such defense.
7.10.1.	In the event of Third Party Claims in an aggregate amount as set forth in the Claim Notice greater than US$ 75,000.00 (seventy five thousand United States of America dollars) arise between the Closing and the Settlement Date, the Purchaser may chose to hold back any of the installments not yet paid in order to guarantee the full amount of such Third Party Claims. The Parties agree and acknowledge that once this limit is passed, the Purchaser may withhold the full and aggregate amount of the amounts provided in the Third Party Claims and not only the amount that passes the limit. In the event a Third Party Claim reaches an unappealable decision or is settled, the amount held back shall either be used to pay or reimburse the Indemnified Party. In the event the unappealable decision or settlement agreement that results in a payment to the Sellers or to the Company, as the case may be, the amount held back to guarantee the amount of such Third Party Claim shall be released to the Sellers, on a pro rata basis in accordance with the Quotas owned by the Sellers on Schedule 2.1, within five (5) Business Days from the date of the publication of the unappealable decision or settlement, duly adjusted by the applicable interest. Notwithstanding the above, the full amount held back by the Purchaser, after taking into account any payments made in relation to the Third Party Claims or amounts released to the Sellers, as per the provisions of this Article, shall be released by the Purchaser to the Sellers on the second Business Day after the period of 5 years counted from Effective Date.
8. NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY PROVISIONS
8.1. Without prejudice to the provisions of the Management Agreement and Services and Non-Compete Agreement, the Sellers and JADI, jointly and severally, hereby undertake to refrain from, whether alone or through any person or entity or jointly with any other person, firm or company and whether as a partner or shareholder, director, officer, agent, manager or employee of, or partner in any person, firm or company, doing any of the following:
(i)	With due regard to Section 8.1.1, directly or

indirectly, carry out or otherwise support, engage or have interests in rendering services, manufacture and / or development of (a) passenger information for use both on-board and off-board transit vehicles; (b) destination signs and transit passenger information display systems product lines; (c) destination signs and transit passenger information display systems; (d) stationary signs off-vehicle and infotainment screens on transit vehicles; (e) light issuing elements (LED), specifically for the use in transit vehicles, with flip-dot elements, products and technology as well as future technology generations of same; and (f) other products manufactured by Mobitec AB and its Affiliates such as Passenger Counting, Vehicle Locating, including fleet management (“AVL”) and Video Surveillance (“Security”), exclusively in relation to sales, services and marketing;
(ii)	directly or indirectly, employ, solicit, try to solicit, endeavor to entice away from or discourage from any person being employed by the Company;
(iii)	disclosing, informing or making comments, in any manner whatsoever, on any and all information, records, studies, data, designs, drawings, trademarks, industrial models, inventions, of which the Sellers are aware, direct or indirectly, in their present capacity of quotaholders and /or administrators of the Company or by reason of the services provided to the Company after the Closing Date, and to keep any internal matters of the Company and all issues of which he may become aware on providing their services strictly confidential. This confidentiality obligation also includes not only such matters as are inherent in the operation and business of the Company, but also those to which they had access or become aware of by any reason of the works or activities carried out by the Company, including their clients, except if such confidential information is used for activities that do not compete with this Company according to this Section or in case that such information has already being used by Sellers or JADI.
8.1.1.	Exclusion to Non-Compete. The following shall be excluded from the non-compete provisions: (i) manufacturing and development by JADI of the products mentioned in Section 8.1 (i) (f) above; (ii) Transit Vehicle lighting and Multiplex Systems; (iii) use of LED devices in other applications not mentioned herein.
8.1.2.	Furthermore, the Parties undertake to keep confidential all information relating to the negotiation and this Agreement. This undertaking shall not apply if: (i) such information becomes generally available to the public; (ii) such information was available to a third party on a non-confidential basis from a source (other than any of the Parties,) that is not and was not prohibited from disclosing such information to such third party by a contractual, legal or fiduciary obligation; or (iii) a Party must disclose confidential information at the request of a judiciary or fiscal authority in a tribunal to protect its rights. Provided that, however, in case specified in item (iii) above, the Party that become obliged to disclose such information shall deliver to the other Party an previous and immediate written notice, including the disclosed information to the other in a manner that such Party may take all necessary preparations in the defense of its interests.

8.1.3.	In any event, such Party shall only disclose as much information as legally required and shall inform the other Parties about such event within one (1) Business Day of its occurrence, in a manner that the Parties may take measures as may be appropriate to avoid such disclosure or minimize its effects, disclosing only that portion of the confidential information that is legally required, as per counseling of its respective attorneys.
8.2. The Non-Competition, Non-Solicitation and Confidentiality undertakings under this Article are valid during the terms of this Agreement, the ancillary agreements executed pursuant to this Agreement and for an additional period of 3 (three) years after the later of the date on which any of the Sellers cease to be an officer, employee or consultant of the Company and the Settlement Date.
8.3. The Parties hereby agree and acknowledge that the Acquisition Price includes the consideration for the non-competition undertakings.
9. FURTHER COVENANTS
9.1. Key Employees. The Parties shall, to the extent possible and provided no liability is created to the Sellers as a result of inuring such employees, encourage all key employees to enter into amendments to their current employment contracts for a period of at least two (2) years so that they include, as the case may be, appropriate non-competition, confidentiality, and non-solicitation clauses, covering both the time during which they are employees of the Company and a period of two (2) years after they are no longer employees of the Company.
9.2. Efforts; Further Assurances. Without prejudicing any of its rights under the Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, and cooperate with each other to do so.
9.3. Public Announcements and Other Disclosures. Except as is in the reasonable judgment of the respective Parties’ counsel required by applicable law or as otherwise provided herein, the Parties shall not make any public announcement or other disclosure (including any disclosure to a customer or industry participant) or take any corporate or shareholder/quotaholder action that is reasonably likely to require any such announcement or disclosure in respect of this Agreement or the transactions contemplated hereby, without the prior written consent of each of the other Parties, which consent shall not be unreasonably withheld. The Parties shall in good faith review and agree on the terms of separate press releases to be issued at the time of execution hereof.
10. RIGHT OF FIRST OFFER OR FIRST REFUSAL FOR ACQUISITION OF JADI
10.1. Right of First Offer or First Refusal. Subject to the provisions of this Agreement, the Purchaser or any of its Affiliates shall have the right of first offer and first refusal for the acquisition of the quotas representing the corporate capital of JADI, which is currently held by Sellers. Should any of the Sellers intend to sell and transfer its quotas held in JADI to a third party, the Purchaser shall have the right of first offer and first refusal in the acquisition of all of the outstanding quotas of JADI held by the Sellers, at the same price and under the same business conditions as offered to such third party, in accordance with the procedure set forth below (“Right of First Offer or First Refusal”).

10.2. Right of First Offer or First Refusal Procedure. Should any of the Sellers intend to sell and transfer all or any portion of its quotas in JADI, the such Seller, together with the other Seller (“Offering Sellers”) must send to the Purchaser a written notice (“Offer Notice”), mandatorily specifying:
(a)	the total number of the quotas they hold in JADI, representing the total corporate capital of JADI (“Offered Quotas”);

(b)	the terms, price and update criteria, if any, and the other conditions, including the payment conditions;

(c)	should there be an interested party, the name and identification of the interested third party, its main activity and, if a corporate legal entity, its quotaholders or shareholders, indicating, where possible, its ultimate controlling structure; and

(d)	should there be an interested party, a copy of the proposal submitted by it. It shall not be a requirement to trigger this pro’cedure that there actually be an interested third party, and a Seller may trigger this procedure based solely on its intent to transfer.
10.2.1.	If the Purchaser is intending to exercise its Right of First Offer or First Refusal it shall notify the Offering Sellers, within 90 (ninety) days as from the date of receipt of the Offer Notice (“Period for Exercising the Right of First Offer or Refusal”).
10.2.2.	Once the Purchaser has exercised the Right of First Offer or First Refusal, the sale and transfer of the Offered Quotas shall be carried out within 30 (thirty) days following the expiration of the Period for Exercising the

Right of First Offer or Refusal.
10.2.3.	In any case, the Purchaser has the Right of First Offer or First Refusal to acquire all and not less than all of the Offered Quotas.
10.2.4. It is hereby agreed that the failure of the Purchaser to express its intentions to any of the Sellers regarding the offer presented in the Offer Notice during the Period for Exercising the Right of First Offer or First Refusal, shall be deemed a waiver of the exercise of the Right of First Offer or First Refusal.
10.2.5.	Once the Offered Quotas have been offered to the Purchaser and the Purchaser decides not to exercise such Right of First Offer or First Refusal with respect to the whole of the Offered Quotas, the Offering Sellers may only sell the Offered Quotas to third parties, provided (i) the terms and conditions are identical to those offered to the Purchaser and (ii) that the transaction is carried out within ninety (90) days after the Offering Sellers became free to sell and transfer the Offered Quotas. In case the sale and transfer of the Offered Quotas is not concluded by the Offering Sellers within the 90 (ninety) days referred to in this Section, then the above procedure for exercise of the Right of First Offer or First Refusal shall be reinitiated.
10.3. Any modification in the quota sale and transfer conditions (combining price and other terms) stated in the Offer Notice during the period between the offer to the Purchaser and the effective completion of the sale and transfer to any third party, shall constitute a new and separate sale and transfer of the quotas, subject to a new Offer Notice and subsequent steps, as set forth in this 10.

11. NOTICES
11.1. Except as otherwise agreed between the Parties, all notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement shall be in writing and in Portuguese.
11.1.1.	Notice shall be deemed to have been received by a Party when: (i) delivered by registered mail or equivalent postal delivery, unless actually received earlier, on the fifth (5th) Business Day after posting; (ii) delivered by hand, on the day of delivery; (iii) delivered by fax or e-mail, on the day of receipt by the sender of a written confirmation of receipt by the recipient (excluding automatically generated receipt messages).
11.1.2.	All such notices and communications shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Article.
If to Purchaser:
c/o Mobitec AB (publ).
Attention: David L. Turney
Chairman, CEO and President of
DRI Corporation (NASDAQ: TBUS)
Parent Company of Industry Leading Digital
Recorders, Mobitec and TwinVision
Stone Tower
13760 Noel Road, Suíte 830
Dallas, Texas
Zip Code 75240, Dallas
United States of America
Phone No. 00 01 214 378-8992
Fax No. 00 01 214 378-8437
E-mail: DavidLTurney@digrec.com
Attention: Oliver Wels
Vice President DRI — Chief Operating Officer —
Mobitec Group
Mobitec AB
A DRI Corporation (NASDAQ:TBUS)

Ölltorps Industriomrade, Box 97
SE-524 21 Herrljunga
Mobitec GmbH office
Nobelstrasse 22
D-76275 Ettlingen
Phone: +49 (0) 72 43 / 7 61 75-11
Fax: +49 (0) 72 43 / 7 61 75-18
E-Mail: oliver.wels@mobitec.eu
With a copy to:
Gray, Layton, Kersh, Solomon,
   Furr & Smith, P.A.
Attention : David M. Furr
516 S. New Hope Road
Post Office Box 2636
Gastonia, NC 28053-2636
+704-865-4400 (phone)
+704-866-8010 (fax)
Barbosa, Mussnich & Aragão Advogados
Attention : Plinio Simões Barbosa / Henrique de Faria Martins
Avenida Juscelino Kubitschek, nº. 1455, 10th floor – São Paulo / SP
Zip Code 04543-011
Brazil
Phone No. 00 55 11 2179 — 4632
Fax No. 00 55 11 2179-4603
E-mail: psb@bmalaw.com.br / hfs@bmalaw.com.br
If to Sellers:
Roberto and Lorena Demore
Rua Antonio Prado, 10, apt. 701, Bairro Exposição,
Zip Code 95080-140 Caxias do Sul, State of Rio Grande do Sul
Brazil
Phone No. + 55 54 3534-8427
If to JADI:
JADI Itinerários Eletrônicos Ltda.
Attention: Roberto Juventino Demore
Rua João da Costa, 570, São Caetano
Zip Code 95095-270, Caxias do Sul, Rio Grande do Sul
Brazil
Phone No. + 55 54 3209-8543
With a copy to:
Zulmar Neves Advocacia

Attention: Zulmar Neves / Simone Baguinski
Rua Os 18 do Forte, no. 1110 – 7th floor
Zip Code 95020-472, Caxias do Sul, State of Rio Grande do Sul.
Brazil
Phone No. 55 54 3025.3022
E-mail; zulmarnevescx@zulmarneves.adv.br / zulmarnevespoa@zulmarneves.adv.br
11.1.3.	Notwithstanding anything to the contrary provided in this Agreement, a written notice or other communication actually received by any of the Parties (and for which written receipt has been obtained) shall be adequate written notice or communication to it notwithstanding that the notice was not sent to or delivered at its chosen address.
12. GENERAL PROVISIONS
12.1. Irrevocability and Amendment. This Agreement is irrevocable and binds the Parties and their heirs and successors of any nature. This Agreement may be amended only by written instrument, duly executed by all the Parties
12.2. Tolerance and Waivers. Tolerance by any of the Parties as to delay in performance, non-performance or inexact performance of any of the provisions of this Agreement shall not be construed or interpreted to be a waiver of any right of such Party, shall not adversely affect its right to demand performance of the relevant obligation, and shall not constitute novation.
12.3. Assignment. Other than assignment or transfers from the Purchaser to its Affiliates (in which case the assigning Party shall provide to the other Parties written evidence of such relation), this Agreement and/or the rights and obligations hereunder may not be assigned and/or transferred in whole or in part by any of the Parties without the express prior written consent of the other Parties.
12.4. Final Understanding. This Agreement constitutes the entire agreement and final understanding among the Parties with regard to the matters dealt with herein, replacing and prevailing over all prior agreements, understandings and declarations, whether written or oral.
12.5. Late Payments. Except if otherwise provided in this Agreement, if any payment that is required to be made under this Agreement is not made when due, the amount due shall bear late payment interest at the SELIC rate.
12.6. Expenses. Except as otherwise expressly provided herein, all costs and expenses (including all legal and accounting fees) relating to this Agreement, the negotiations preceding this Agreement and the transaction contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.
12.7. Tax Liability. Each of the Parties assumes liability for the full and timely payment of any and all Taxes that now apply or may apply in future in connection with performance of its respective obligations under this Agreement, which such Party has or will have the obligation to pay as taxpayer under the relevant legislation.
12.8. Schedules. The Schedules to this Agreement constitute an integral and inseparable part hereof for all legal purposes and effects, and shall direct and guide any discrepancies, questions or conflicts that may arise or exist in connection with this Agreement, whether in the context of arbitration or in the context of amicable discussion.
12.9. Severability. The nullity or inefficacity of any of the provisions in this Agreement shall not adversely affect the validity and efficacy of the other Sections, which shall be complied with in full, and the Parties hereby agree to use their commercially reasonable efforts to attain, through valid means, the same effects as any provision that may be annulled or become ineffective.
12.10. Specific Performance. Without prejudice to

any other remedies provided for in this Agreement or in other instruments entered into by the Parties, the obligations under this Agreement are subject to specific performance, it being acknowledged and agreed that the payment of damages would not constitute adequate reparation of injury to the Parties’ rights.
12.11. Time Periods. All time periods established in this Agreement shall be counted in the manner set forth in article 184 of the Brazilian Code of Civil Procedure, by excluding the first day of the period and including the last day. All time periods set forth in this Agreement that end on Saturdays, Sundays or holidays in Brazil shall automatically be extended to the next following business day.
12.12. Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer any other individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity any legal or equitable right, benefit or remedy of any nature whatsoever.
12.13. Governing Law and Disputes. This Agreement shall be governed by and construed in accordance with the laws of Brazil.
12.14. Language. This Agreement shall be executed in both the English and Portuguese languages. In case of conflict between both versions, the Portuguese version shall prevail.
12.15. Intervening Party. JADI signs this Agreement in the capacity of guarantor of the Sellers being jointly and severally responsible for any and all obligations assumed by the Sellers under this Agreement and any other agreement mentioned herein, including, without, limitation, the obligation of the transfer of the Quotas and the fulfillment of any and all of the acts necessary to be done or executed by the Sellers in order to complete the transfer of the Quotas, renouncing any and all benefits that JADI may have specially the benefits of order, division and enforceability established under Brazilian Law.
13. RESOLUTION OF DISPUTES (ARBITRATION)
13.1. Arbitration. In case of any disagreement arising out of or related to this Agreement, the Parties shall make their best efforts to settle such disputes amicably. Should an amicable settlement not be reached within a period of 30 (thirty) days from the voluntary initiation of the attempt at amicable settlement, by exchange of e-mail messages, letters or faxes, or by holding meetings on the matter under dispute, the conflict shall be settled by arbitration pursuant to this Section.
13.1.1.	Other than enforcement of arbitration decisions and obligations to pay certain and liquid amounts, which may be enforced through judicial execution proceedings, all disputes arising out of or related to this Agreement, including, without limitation, disputes as to its validity, efficacy, breach, interpretation, termination, rescission and consequences thereof, shall be resolved by arbitration on the following terms and conditions.

13.1.2.	The dispute shall be submitted to the Centro de Arbitragem da AMCHAM (Arbitration Center of the American Chamber of Commerce), in accordance with its rules (“Rules”) in effect on the date on which the application to commence arbitration proceedings is filed. The arbitration proceedings shall be conducted in Portuguese, and translated into English should the Party deem translation to be necessary.

13.1.3.	The arbitral decision shall be final and unappealable and shall be binding on the Parties, which hereby agree to comply with it voluntarily.
13.1.4.	The arbitration shall be conducted in the City of São Paulo, State of São Paulo, Brazil, and the arbitrators shall be prohibited for deciding the arbitration on the basis of equity.

13.1.5.	The Arbitration Panel shall be composed of three members, called arbitrators, who shall be appointed by each side (Claimants and Respondents) according to the following procedure: the Parties hereto deciding to call arbitration (Claimants) shall notify the other Parties (Respondents) giving detailed reason for the installation of the arbitration and appointing their arbitrator, jointly. The Respondents, jointly, shall appoint the second arbitrator within ten (10) days after receipt of said notification and the two arbitrators shall appoint a third arbitrator, who shall act as the Chairman of the Arbitration Panel. If either side fails to make such appointment within ten (10) days, then the President of the AMCHAM shall appoint that arbitrator.

13.1.6.	The arbitration shall proceed even in the event any of the Parties fails to appear.

13.1.7.	Unless the arbitration decision otherwise determines, the expenses of the arbitration shall be divided equally among the Parties involved in the proceeding, with the exception of the individual expenses incurred by each Party with respect to the conduct of the proceedings, including, without limitation, attorneys’ fees.

13.1.8.	Each Party retains the right to apply to a competent court for urgent interim or provisional relief, prior to the constitution of the Arbitration Panel, without such application being interpreted as a waiver of arbitration. In the event of an application for urgent interim or provisional relief, the

AMCHAM shall immediately be informed as to whether the relief applied for has been obtained. For the purposes of obtaining urgent interim or provisional relief pursuant to this Section, the Parties elect the central courts of the City of São Paulo, State of São Paulo, to the exclusion of all other courts, however privileged they may be. Once the Arbitration Panel has been constituted, the Parties shall apply to the panel for such relief.
13.1.9.	The Parties hereby agree that the arbitration proceedings shall be kept confidential, and the elements thereof (including, without limitation, the Parties’ claims, evidence, expert reports and other information and documents presented by third Parties, and all other documents presented or exchanged in the course of the arbitration proceedings) may be disclosed only to the Arbitration Panel, the Parties, their counsel and any other person necessary to the conduct of the arbitration proceedings, unless such disclosure is required in order to comply with the obligations imposed by law or by any competent authority.
13.1.10.	In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or caused this Agreement to be executed by their legal representatives duly authorized as of the date first written above in 4 copies, in the presence of two (2) witnesses.
São Paulo, July 22, 2009
Parties:
     Comprador / Purchaser

/s/ Marcelo Duarte

MOBITEC EMPREENDIMENTOS E PARTICIPAÇÕES LTDA.
Por/By: Marcelo Duarte
Cargo/Office: Administrador/ Administrator
     Vendedores / Sellers

/s/ Roberto Juventino Demore	/s/ Lorena Giusti Demore

ROBERTO JUVENTINO DEMORE	LORENA GIUSTI DEMORE
     Partes Intervenientes:

/s/ Roberto Juventino Demore	/s/ Lorena Giusti Demore

JADI ITINERÁRIOS ELETRÔNICOS LTDA.
Por/By: Roberto Juventino Demore
Lorena Giusti Demore
Cargo/Office: Sócios Administradores / Partners and officers

/s/ Roberto Juventino Demore
MOBITEC BRASIL LTDA.
Por/By: Roberto Juventino Demore
Cargo/Office: Administrador / Administrator

/s/ Oliver Andreas Wels
MOBITEC AB (publ)
Por/By: Oliver Andreas Wels
Cargo/Office: Managing Director / Diretor Administrativo
     Testemunhas/Witnesses:

Nome:	Nome:
RG:	RG:
CPF	CPF

LIST OF SCHEDULES1

Schedule 2.1.1	Form of Amendment to Articles of Association of Association of Mobitec Brasil Ltda., to be executed by and between Mobitec Empreendimientos e Participações Ltda., as Purchaser, and Roberto Juventino Demore and Lorena Giusti Demore, as Sellers.

Schedule 2.5	Form of Promissory Note to be issued by Mobitec Empreendimientos e Participações Ltda., as Maker, and Mobitec AB, as guarantor, to Roberto Juventino Demore and Lorena Giusti Demore, as Sellers, in the principal amount of US$1,000,000.

Schedule 2.6	Form of Promissory Note to be issued by Mobitec AB to Roberto Juventino Demore and Lorena Giusti Demore, as Sellers, in the principal amount of US$1,950,000.

Schedule 2.7(b)	Form of Power of Attorney to be granted by Roberto Juventino Demore and Lorena Giusti Demore, as Sellers, to Mobitec Empreendimientos e Participações Ltda., as Purchaser.

Schedule 2.7(e)	Form of Services and Non-Compete Agreement, by and between Mobitec Empreendimientos e Participações Ltda. and a company held by Roberto Juventino Demore.

Schedule 2.7(f)	Form of Preferred Supply Agreement, by and among Mobitec Empreendimientos e Participações Ltda., Roberto Juventino Demore and Lorena Giusti Demore, as Sellers, and Jadi Itenerários Electrônicos Ltda.

Schedule 2.7(g)	Form of Termination of Quotaholders’ Agreement.

Schedule 2.8(c)	Form of Sellers’ Closing Certificate; Form of Closing Certificate of Jadi Itenerários Electrônicos Ltda.

Schedule 2.10	Form of Power of Attorney to be granted by Mobitec Empreendimientos e Participações Ltda., as Purchaser, to Roberto Juventino Demore and Lorena Giusti Demore, as Sellers,

[1]	The registrant hereby agrees to furnish supplementally a copy of any omitted schedule(s) to the Quota Purchase Agreement to the Securities and Exchange Commission upon request.

Schedule 4.4.1	Consolidated Financial Statements of Mobitec Brasil Ltda. for financial year ended December 31, 2008.

Schedule 4.4.2	Closing Balance Sheet of Mobitec Brasil Ltda. as of June 30, 2009.

Schedule 4.6.1	Properties and Assets Owned or Leased by Mobitec Brasil Ltda.

Schedule 4.7	Leases

Schedule 4.10.1	Intellectual Property

Schedule 4.17	Bank Accounts and Authorized Signatories

Schedule 4.18	Names and respective powers of attorneys-in-fact of Mobitec Brasil Ltda.

Schedule 4.19	Current Employees

Schedule 6.1	Guarantees, Endorsements and/or Surety in favor of Mobitec Brasil Ltda. to be substituted by Mobitec Empreendimientos e Participações Ltda.

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